Exhibit 99.1

SUPPORTSOFT REPORTS RESULTS FOR FIRST QUARTER 2005

Redwood City, Calif., April 27, 2005 – SupportSoft, Inc. (Nasdaq: SPRT), a leading provider of Real-Time Service Management (RTSM™) software, today reported financial results for its first quarter ended March 31, 2005.

Revenue for the first quarter 2005 was $16.1 million, a 3% increase from $15.7 million for the same period last year and a 2% increase from $15.8 million for the previous quarter. On a GAAP basis, net income for the quarter was $1.2 million or $0.03 per diluted share compared with net income of $3.8 million or $0.08 per diluted share a year ago and $2.1 million or $0.05 per diluted share for the previous quarter.

Cash and short-term investments at March 31, 2005 were $117.7 million compared to $120.3 million at December 31, 2004. Deferred revenues were $14.4 million at March 31, 2005, compared to $16.6 million at December 31, 2004.

“We made solid progress this quarter, winning new customers in Europe, expanding relationships with several DSP customers including the first commercial deployment of our digital video solution, and adding notable new enterprise customers,” said Radha Basu, CEO and Chairman of SupportSoft. “Despite the challenging economic environment, we continue to believe that we have a strong long-term value proposition in high growth markets addressing the critical requirements of remote and mobile users in the enterprise and triple play services for digital service providers.”

Recent Highlights:

•	SupportSoft added 15 new customers in the quarter with five customers placing orders for $1 million or more. In total, SupportSoft received orders from 36 customers, including 8 enterprise customers, 22 digital service providers and 6 managed service providers.

•	New customer wins in the first quarter included EDS, Symantec and Essent Kabelcom. Additional orders were received from BellSouth, BT, Charter Communications, Cox Communications, CSC, Telindus, Time Warner Cable, UPC Netherlands and UPC Norway.

•	EDS selected SupportSoft to be a core component of their service delivery infrastructure with the first order being for a major government client. Symantec, a leading consumer and enterprise software companies with over 100 million consumer customers, also selected SupportSoft solutions.

•	SupportSoft received its first commercial order for SAS-V, the joint product for digital video with Scientific-Atlanta, and increased its triple play momentum with add-on sales for ServiceVerify products for VoIP and high speed data.

•	Three European Digital Service Providers selected SupportSoft solutions for installation, activation and service automation of broadband services. On a global basis, SupportSoft now counts 23 leading cable and DSL high speed data providers as customers, representing nearly 30 million subscribers.

•	SupportSoft, joined by Thomson, Ovum, and several European customers, hosted executive briefings which attracted executives from approximately 40 leading European Digital Service Providers for an update on industry trends and an introduction to SupportSoft solutions for optimizing delivery of VoIP, digital video and data services.

Guidance

Based on the Company’s expectations and current market conditions, SupportSoft expects revenues to be between $16.6 million and $17.0 million and earnings per diluted share of $0.03 to $0.04 for the second quarter of 2005. For the full year 2005, the Company’s guidance is unchanged. Revenues are expected to be between $69 million and $72 million, which is 15% to 20% growth over 2004, and earnings per diluted share of $0.20 to $0.23.

Earnings Call

SupportSoft will host a conference call discussing the Company’s first quarter results on Wednesday, April 27, 2005 starting at 2:00 p.m. PDT. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.supportsoft.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the SupportSoft website, or by dialing (888) 203-1112 and entering passcode 3749034.

About SupportSoft

SupportSoft is a leading provider of Real-Time Service Management (RTSM™) software designed to improve endpoint automation and technical support and enable triple play service automation for VoIP, video or broadband delivery by service providers to their customers. Digital service providers benefiting from SupportSoft solutions include Belgacom, BellSouth, Charter Communications, Comcast Communications, Cox Communications, Time Warner, TeliaSonera and UPC. Enterprises that have licensed SupportSoft software for IT requirements include ADP, Bank of America, BT, IBM, Procter & Gamble, Siebel Systems, Sony, Symantec and Thomson Financial. Managed service providers that utilize the Company’s solutions to provide outsourced services to their enterprise customers include ACS, CGI, CompuCom, CSC and EDS. For more information, visit www.supportsoft.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terminology such as may, will, could, should, anticipate and expect and the negative of these terms or other similar expressions. These are statements that relate to future events and include, but are not limited to SupportSoft’s long term value proposition and the ability to address high growth markets, the expected benefits and usage of SupportSoft’s products and statements relating to future revenues and earnings per share. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements. These risks and uncertainties include, but are not limited to: SupportSoft’s ability to achieve broad adoption and acceptance of its Real-Time Service Management products and services, the potential for a decrease in revenue caused by a reliance on a few large transactions in any period, judgment by management, based upon performance, to release a portion of a deferred tax asset resulting in a credit to tax expenses, its ability to expand its international operations, its ability to manage growth effectively, the ability of its software to operate with hardware and software platforms that are used by its customers now or in the future, its ability to compete successfully in the real-time service management market, long sales cycles, diversion of management attention and difficulty in integrating acquired businesses and technologies, diversion of management attention to litigation matters, system failures that may cause an interruption in its customers’ ability to use its products or services, the potential for accounting regulations and related interpretations and policies to require a change in our business practices, accounting policies and financial reporting, the ability to obtain sufficient patent protection, the uncertain economic conditions in the United States and in international markets as well as other risks detailed from time to time in its SEC filings, including those described in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Factors Affecting our Business and Operating Results” in its Annual Report on Form 10-K. Statements included in this release are based upon information known to SupportSoft as of the date of this release, and SupportSoft assumes no obligation to update information contained in this press release.

For Investor Relations Inquiries: Scott Wilson (650) 556-8515 ir@supportsoft.com	For Media Relations Inquiries: Jennifer Massaro (650) 556-8596 pr@supportsoft.com

SUPPORTSOFT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2004	2005
Revenues:
License fees	$11,255	$9,022
Services	4,456	7,103

Total revenues	15,711	16,125

Costs and expenses:
Cost of license fees	94	190
Cost of services	2,104	3,296
Amortization of intangible assets	—	272
Research and development	2,484	2,933
Sales and marketing	6,260	6,842
General and administrative	1,243	2,174

Total costs and expenses	12,185	15,707

Income (loss) from operations	3,526	418

Interest income and other, net	726	931

Income (loss) before income taxes	4,252	1,349

Provision for income tax	(497)	(116)

Net income (loss)	$3,755	1,233

Net income (loss) per share:
Basic	$0.09	$0.03

Diluted	$0.08	$0.03

Shares used in computing per share amounts:
Basic	41,968	42,838

Diluted	46,219	44,816

SUPPORTSOFT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2004	March 31, 2005
		(unaudited)
Assets
Current assets:
Cash, cash equivalents and short term investments	$120,341	$117,699
Accounts receivable, net	9,594	12,717
Other current assets	3,523	2,944

Total current assets	133,458	133,360
Property and equipment, net	1,347	1,562
Goodwill	9,792	9,792
Intangible assets, net	5,084	4,811
Other assets	524	592

Total assets	$150,205	$150,117

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued compensation	$3,100	$3,438
Other accrued liabilities	2,607	2,316
Deferred revenue	16,641	14,376

Total liabilities	22,348	20,130

Stockholders’ equity:
Common stock	4	4
Additional paid-in-capital	193,851	194,848
Other comprehensive income	(618)	(718)
Accumulated deficit	(65,380)	(64,147)

Stockholders’ equity	127,857	129,987

Total liabilities and stockholders’ equity	$150,205	$150,117